Exhibit 99.1

Nelnet Purchases Residual Interest in $1.9 Billion of Federal Student Loans from Greystone & Co., Inc.

LINCOLN, Neb., July 11, 2011-- Nelnet (NYSE: NNI) today announced that it closed on a transaction to purchase the residual interest in $1.9 billion of Federal Family Education Loan Program consolidation loans from an affiliate of Greystone & Co., Inc.  Nelnet acquired the ownership interest in GCO SLIMS Trust-1 (SLIMS Trust) giving the Company rights to the residual interest in GCO Education Loan Funding Trust-I (Trust-I). As a part of the agreement, Nelnet will become master servicer and administrator for Trust-I and administrator for the SLIMS Trust.

The company expects the purchase will be immediately accretive to base net income.  The student loans and debt within the trusts will be included in Nelnet’s consolidated financial statements and increases its student loan portfolio to more than $25 billion.

This press release contains forward-looking statements within the meaning of federal securities laws.  These statements are based on management's current expectations as of the date of this release, and are subject to known and unknown risks and uncertainties that may cause actual results or performance to differ materially from those expressed or implied by the forward-looking statements.  Such risks include, among others, risks related to the company's student loan portfolio such as interest rate basis and repricing risk and the use of derivatives to manage exposure to interest rate fluctuations; the company's funding and liquidity requirements to satisfy asset financing needs; the company's ability to maintain and increase volumes under its loan servicing contract with the Department to service federally owned student loans; changes in the student loan and educational credit and services marketplace resulting from the implementation of or changes in applicable laws and regulations; changes in the demand or preferences for educational financing and related services by educational institutions, students, and their families; uncertainties inherent in forecasting future cash flows from student loan assets and related asset-backed securitizations; and changes in general economic and credit market conditions.  For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission.  All information in this release is as of the date of this release.  Although the company may from time to time voluntarily update or revise its forward-looking statements to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by securities laws.

Contacts:
Investors, Phil Morgan, +1-402-458-3038
Media, Ben Kiser, +1-402-458-3024